Exhibit 10.1

September 19, 2021

PERSONAL AND CONFIDENTIAL

Kathy Yi

Re: Separation Agreement

Dear Kathy:

This letter confirms your separation from employment with Cerevel Therapeutics, LLC (together with parent and subsidiary entities, the “Company”). This letter also proposes an agreement between you and the Company (the “Agreement”) under which you would remain employed by the Company during a transition period and receive severance benefits from the Company after the transition period.

Regardless of whether you sign the Agreement below, the following bulleted terms and conditions apply in connection with the ending of your employment:

•
The Company shall pay you, at the applicable time, your “Final Compensation” as defined in your Employment Agreement with the Company dated May 9, 2019 (the “Employment Agreement”) and as applicable here, i.e. (i) your Base Salary ($445,050.00) for the final payroll period of your employment, through the Separation Date (as defined below); and (ii) reimbursement, in accordance with Section 2(f) of the Employment Agreement, for business expenses incurred by you but not yet paid to you as of the Separation Date, provided that you submit all expenses and supporting documentation required within 60 days of the Separation Date, and provided further that such expenses are reimbursable under Company policies then in effect.

•
The Company shall provide you with the opportunity to continue group health coverage under the law known as “COBRA”, subject to your COBRA eligibility as applicable. You will be notified by separate memoranda of your rights under COBRA.
•
Except as expressly provided in this Agreement and under COBRA, your employee benefits shall terminate (if they have not earlier terminated) as of the Separation Date, as provided in the Employment Agreement and/or the applicable employee benefit plans.

•
You are subject to continuing obligations under Section 3 (“Confidential Information and Restricted Activities”) and 5(e) of the Employment Agreement including without limitation your obligation to refrain from: soliciting Company employees and customers for 24 months following the Separation Date; and disclosing or using Company Confidential Information (as defined in the Employment Agreement) at any time (along with your agreement to refrain from competing with the Company for 12 months following the Separation Date (as addressed below) and any other confidentiality, restrictive covenant and other ongoing obligations you have to any of the Releasees (as defined below), the “Ongoing Obligations”).

•
The Company granted you options to purchase an aggregate of 864,028 shares of the Company’s common stock pursuant to the Company’s 2020 Equity Incentive Plan and applicable stock option agreement(s) (the “Equity Documents”). As of the date of this Agreement, 319,935 shares have vested under the Equity Documents, and 544,093 shares are unvested. On your Separation Date of November 15, 2021, an additional 23,699 shares will become vested under the Equity Documents as of the Separation Date. The exercise of any vested stock options shall be subject to the terms of the Equity Documents, including, without limitation, the time limits on exercise. Any shares that remain unvested shall become null and void as of the Separation Date.

The remainder of this letter proposes the Agreement between you and the Company. With those understandings, you and the Company agree as follows:

1.
Transition Period

Provided you enter into and comply with this Agreement, the Company will continue to employ you until November 15, 2021, unless, prior to that date, (i) you resign from your employment for any reason; or (ii) the Company terminates your employment due to your material breach of this Agreement or any Ongoing Obligation; or (iii) your employment is terminated for “Cause” as defined in in your Employment Agreement ((i), (ii) or (iii), a “Specified Termination”). Subject to the foregoing sentence, the actual last date of your employment with the Company, whether it is November 15, 2021 or an earlier date, is the “Separation Date.” The time period between the date of this Agreement and the Separation Date shall be referred to herein as the “Transition Period.”

During the Transition Period, you agree to make yourself reasonably available to the Company to the extent the Company requests transitional services (the “Transitional Services”). The Company agrees to use its best efforts to provide reasonable written advance notice of the need for your assistance and shall exercise reasonable efforts to schedule and limit such matters so as to avoid interfering with your personal and professional obligations. You acknowledge that, unless otherwise provided in writing by the Company, effective as of September 21, 2021 (the “System Termination Date”), your access to Company systems, whether electronic or otherwise, will be terminated. During the Transition Period (i) you will continue to be eligible under the Company’s employee benefit plans and will continue to vest in your stock options (subject in all respects to the Equity Documents); and (ii) the Company shall continue to pay you your current base salary rate of $445,050.00 per year, to be paid on the Company’s regular payroll dates. In the event you find, and accept, another job prior to November 15, 2021 you will be deemed to have resigned from the Company immediately and the Separation Date will be on the date of your acceptance of that offer.

You acknowledge and agree that you have received adequate notice of your termination under the Employment Agreement and that the Company has no further notice obligations under the Employment Agreement. To avoid doubt, this Agreement shall extend the temporal duration of the Ongoing Obligations through the Transition Period, such that the post-employment portion of the Ongoing Obligations does not begin to run until the Separation Date.

2.
Severance Benefits

Provided you (i) enter into and comply with this Agreement, (ii) do not experience a Specified Termination prior to November 15, 2021, and (iii) reaffirm the terms of this Agreement including the general release in Section 3 so that it covers the period between the date of this Agreement and the Separation Date by signing and returning the Certificate attached as Exhibit A hereto after the Separation Date but no later than seven days after the Separation Date (collectively, the “Severance Conditions”), you will be eligible for the following “Severance Benefits”:

a.
Salary Continuation. The Company shall pay you severance pay in the form of post-employment salary continuation during the six month period that immediately follows the Separation Date (a total amount of $222,525.00) (such period, the “Salary Continuation Period”). The Salary Continuation payments shall be made in installments on the Company’s payroll dates applicable to your position with the Company, commencing on the Company’s next regular payroll date following the Certificate Effective Date (as defined in Exhibit A).
b.
2021 Prorated Target Bonus. The Company shall pay you an additional payment of $155,767.50, which is equal to 10.5 months of your 2021 target bonus (i.e. using a Separation Date of November 15, 2021), less applicable taxes and withholdings (the “2021 Bonus”). The Company will pay you the 2021 Bonus on the Company’s next regular payroll date following the Certificate Effective Date.
c.
Health Benefits. Provided you elect and remain eligible for COBRA, the Company shall pay the same portion of premiums that it pays for active employees for the same level of group healthcare coverage as in effect for you on the Separation Date until the earliest of the following: (i) the twelve (12) month period following the Certificate Effective Date; (ii) your eligibility for group healthcare care coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for healthcare. You agree to notify the Company promptly if you become eligible for group healthcare coverage through another employer. You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage. You may continue coverage after the twelve (12) month period following the Separation Date at your own expense for the remainder of the COBRA continuation period, subject to your continued eligibility under COBRA. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to you, it may convert such payments to payroll payments directly to you on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.
3.
Release of Claims

In consideration for, among other terms, the Transition Period and Severance Benefits, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, managers, members, partners, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•
relating to your employment by and termination of employment with the Company;
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of wrongful discharge or violation of public policy;
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of breach of contract;
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of defamation or other torts;
•
under the Employment Agreement;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and M.G.L. c. 151B);
•
under any other federal or state statute;
•
for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement and the vested equity rights under the Equity Documents, any claim or right you may have under COBRA, any claim or right you may have for unemployment insurance or workers’ compensation benefits, any claims to enforce this Agreement, any claims that cannot be waived as a matter of law, and/or any claim or right that may arise after the execution of this Agreement.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided, and/or you are not otherwise owed, any and all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, any notice of termination under the Employment Agreement, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

4.
Resignation from Other Positions

You agree that, effective as of the date of this Agreement, you have resigned from any other position you occupy at the Company or any Company affiliate, including without limitation as an officer and as the Company’s Principal Financial Officer, and will execute such documents and take such actions as the Company reasonably requires in good faith to effectuate such resignations.

5.
Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You represent that since the date of this Agreement, you have not made any such disparaging statements. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding. The Company shall instruct its C-suite executives in writing not to make any disparaging statements about you during such persons’ employment with the Company.

6.
Unemployment Insurance

If you apply to the Massachusetts Department of Unemployment Assistance for unemployment compensation benefits under state law, the Company shall not dispute your eligibility for such benefits. This shall not affect the Company’s obligation to respond truthfully to governmental agency requests for information related to unemployment compensation eligibility.

7.
Ongoing Obligations

You hereby acknowledge and agree that the Ongoing Obligations remain in full effect and are incorporated by reference herein. Without limiting the foregoing, you specifically agree that the 12-month post-employment noncompetition provision under Section 3(d)(i) of the Employment Agreement remains in full effect and applies to you, and that the ending of your employment is not considered a “without Cause” termination or layoff for the purposes of such Section 3(d)(i).

8.
Return of Property

You confirm that, to the best of your knowledge, you have returned, to the Company all Company property, including, without limitation, passwords, account access, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the System Termination Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

9.
Confidentiality of Agreement-Related Information

You and the Company agree, to the fullest extent permitted by law, to keep all Agreement-Related Information confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding this foregoing Section: (i) you may disclose Agreement-Related Information to your spouse, your immediate family, your attorney and your financial advisors (in each case if applicable), or to enforce this Agreement in a court of competent jurisdiction; and (ii) the Company may disclose Agreement-Related Information to its directors, officers, employees with a need to know such Information, potential and actual investors and acquirors, attorneys, financial advisors and potential and actual insurers or to enforce this Agreement in a court of competent jurisdiction, provided that (in the case of both (i) and (ii)) such persons to whom such Information is to be disclosed first agree to keep Agreement-Related Information confidential. Nothing in this Section shall be construed to prevent you or the Company from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that each party to this Agreement provides the other party with advance written notice and a reasonable opportunity to contest such subpoena or court order.

10.
Communications Concerning Your Separation

Your separation from the Company will be announced by the Company on or around September 21, 2021. You will be provided the opportunity to review and provide reasonable comments on the relevant portion of the Company’s draft Form 8-K and on any applicable press release the Company decides to issue (collectively, the “Communications”), provided that such comments do not unreasonably delay finalizing the Communications and are otherwise reasonably acceptable to the Company. The Company agrees to characterize your departure as a resignation in the Communications.

To the extent that a potential employer requests a reference concerning you from the Company’s Chief Executive Officer or Chief Human Resources Officer, the Company will only confirm your dates of employment and last job title. If asked about the circumstances of your separation from employment with the Company, you shall state that you resigned and shall not make any further comment about your employment separation.

11.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action).

12.
Defend Trade Secrets Act Notice

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.
Other Provisions
a.
Termination and Return of Payments; Certain Remedies. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Transition Period and/or enforce the return of its non-wage payments to you or for your benefit under this Agreement. The termination of the Transition Period and/or return of such payments in the event of your breach will not affect your continuing obligations under this Agreement.
b.
Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.
c.
Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

d.
Jurisdiction; Governing Law; Interpretation. You and the Company hereby agree that the state and federal courts of Massachusetts located in Boston shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts, you acknowledge that venue in such courts is proper and you and the Company waive any right to a jury with respect to such court action. This Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles.
e.
Entire Agreement. This Agreement, the Ongoing Obligations (which are incorporated herein by reference) and the Equity Documents constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company.
f.
Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement, and you acknowledge that you have in fact done so. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) business day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).
g.
Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

Cerevel Therapeutics, LLC

By: /s/ N. Anthony Coles_______________ 9/19/21_____________________

N. Anthony Coles, MD Date

Chief Executive Officer

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Kathy Yi___________________________ 9/19/21____________________________

Kathy Yi Date